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                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): September 4, 2001

                        BEI MEDICAL SYSTEMS COMPANY, INC.
             (Exact name of registrant as specified in its charter)
                                    DELAWARE
                 (State or other jurisdiction of incorporation)
                                 71-0455756 (IRS
                          Employer Identification No.)
                                     0-17885
                            (Commission File Number)


                               100 HOLLISTER ROAD
                           TETERBORO, NEW JERSEY 07608
              (Address of principal executive offices and zip code)

       Registrants' telephone number, including area code: (201) 727-4900





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ITEM 5.     OTHER EVENTS.


         On September 4, 2001, BEI Medical Systems Company, Inc. (the "Company") completed a private placement of 1,952,273 shares of its common stock and short-term warrants to purchase 1,093,261 shares of its common stock at $3.688 per unit (the "Private Placement"), resulting in gross cash proceeds to the Company of approximately $7.2 million. The Private Placement was led by Brookside Capital Partners Fund, LP, the public markets affiliate of Bain Capital. Other investors included Radius Venture Partners I, LP, the Delta Opportunity Funds, entities affiliated with Pro Med Management and HealthSouth Corporation. The warrants issued in the Private Placement are exercisable for a total of 1,093,261 shares of common stock at an exercise price of $3.688 per share. Warrants to purchase 624,722 shares will terminate after one year and warrants to purchase 468,539 shares will terminate after two years. The Company has agreed to register for resale on Form S-3 under the Securities Act of 1933, as amended, the shares of common stock issued in the Private Placement and the shares of common stock issuable upon conversion of the warrants issued in the Private Placement. Following the Private Placement, the Company intends to expand its board of directors from six members to seven.



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                 SIGNATURES OF BEI MEDICAL SYSTEMS COMPANY, INC.


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: September 7, 2001          BEI MEDICAL SYSTEMS COMPANY, INC.


                                 By:     /s/ Thomas W. Fry
                                    --------------------------------------------
                                         Thomas W. Fry
                                         Vice President of Finance and
                                         Administration, Secretary and Treasurer